Exhibit 23.2

CONSENT OF KPMG S.A

AS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports dated February 18, 2021, with respect to the consolidated financial statements of Orange S.A. and its subsidiaries and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG Audit, a division of KPMG S.A.

Represented by Jacques Pierre

Paris-La Défense

September 30, 2021